Exhibit 99.1

155 North Lake Avenue 91101
PO Box 7084
Pasadena, California 91109-7084
1.626.578.3500 Fax 1.626.578.7144
Press Release

FOR IMMEDIATE RELEASE	November 23, 2015

For additional information contact:

Kevin C. Berryman
Executive Vice President, Chief Financial Officer
626.578.3505

Jacobs Engineering Group Inc. Reports Earnings for Fiscal 2015
PASADENA, Calif. - Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the fourth quarter and fiscal year ended October 2, 2015.
Fiscal 2015 Highlights:

•	Q4 2015 US GAAP net earnings and earnings per share ("EPS") of $29.9 million and $0.24, respectively and fiscal 2015 US GAAP net earnings and EPS of $303.0 million and $2.40, respectively;

•
Excluding the costs of the Company's restructuring efforts, Q4 2015 adjusted net earnings and adjusted EPS of $98.1 million and $0.80, respectively, and fiscal 2015 adjusted net earnings and adjusted EPS of $410.9 million and $3.26;

•	Fiscal 2015 restructuring focused on business simplification and cost effectiveness expected to be substantially completed by the end of the first quarter of fiscal 2016;

•	Backlog at October 2, 2015 of $18.8 billion remains at near-record highs, and;

•	2014 Share Buyback Authorization of $500 million completed; 2015 Share Buyback Authorization under way.

Jacobs reported today adjusted net earnings of $98.1 million, or $0.80 per diluted share, on revenues of $3.1 billion for its fourth quarter ended October 2, 2015. This compares to adjusted net earnings of $116.5 million, or $0.88 per diluted share, on revenues of $3.2 billion for the fourth quarter of the fiscal year ended September 26, 2014. The strengthening U.S. dollar negatively impacted revenues by six percent for Q4 2015.

For the fiscal year ended October 2, 2015, Jacobs reported adjusted net earnings of $410.9 million, or $3.26 per diluted share, on revenues of $12.1 billion. This compares to adjusted net earnings of $437.3 million, or $3.30 per diluted share, on revenues of $12.7 billion for the fiscal year ended September 26, 2014. The Company's adjusted net earnings for fiscal 2015 includes the $23.1 million, or $0.18 per share, tax benefit related to the refinancing of certain acquisition debt, and recognized in the third quarter

Exhibit 99.1

of fiscal 2015. The strong U.S. dollar negatively impacted revenues by five percent for the fiscal year. Year-over-year revenue growth in the National Government, Infrastructure and Buildings end markets have helped to partially offset global headwinds in the Oil & Gas and Mining & Minerals end markets.

Adjusted net earnings for the fourth quarter of fiscal 2015 exclude the after-tax costs associated with the 2015 restructuring ("2015 Restructuring") totaling $68.2 million, or $0.56 per diluted share. The purpose of the 2015 Restructuring is to position Jacobs to better support and enhance profitable growth in the future. The Company's adjusted net earnings for the fiscal year ended October 2, 2015 exclude $107.9 million, or $0.86 per diluted share, of after-tax costs relating to the 2015 Restructuring.

Jacobs also announced total backlog of $18.8 billion at October 2, 2015, including a technical professional services component of $11.7 billion. This is up approximately 2.3 percent from total backlog at September 26, 2014, and down approximately 7.3 percent from technical professional services backlog of $12.6 billion at September 26, 2014. Total backlog was negatively impacted as compared to the year-ago amount by over $600 million due to foreign exchange movements.

The Company has completed its repurchases under the $500 million 2014 share buyback authorization. During the fourth quarter and fiscal year of 2015, the Company repurchased 1.2 million and 9.7 million shares, respectively, at a total cost of $49.4 million and $422.3 million, respectively. The 2015 share buyback is underway and the Company continues its plan to execute the repurchases over a three year period.

Commenting on the results for the year, Jacobs President and CEO Steve Demetriou stated, “Although certain end markets have been challenged by macro factors, our diverse portfolio and strong relationships with our global customers resulted in key wins and increased year-over-year backlog. Our recently announced reorganization to four lines of business is intended to better position our global company to drive sales, achieve greater efficiency in our project delivery processes, and enhance long-term profitability.  In this new structure, our sales teams are more deeply embedded in our client relationships and projects, and standardized processes position our teams to more fully leverage Jacobs’ strengths.  We also expect that the reorganization supports further cost savings associated with our 2015 restructuring effort. We look forward to realizing significant progress as we move forward.”

Outlook

Adding to the discussion on the Company's earnings outlook for fiscal 2016, Jacobs Chief Financial Officer Kevin C. Berryman stated, “While ongoing headwinds influenced both domestic and international markets, our proactive efforts to better align our operations and reduce costs translated into stable adjusted earnings per share throughout the year. In 2016, the full realization of the expected cost savings is expected to mitigate negative pressure in certain end markets, resulting in our EPS guidance for the 2016 fiscal year being in the range of $2.80 to $3.30.”

Fourth Quarter Conference Call

Jacobs is hosting a conference call at 11 a.m. Eastern Standard Time on Monday, November 23, which it is webcasting live on the Internet at www.jacobs.com.

Jacobs is one of the world's largest and most diverse providers of technical professional and construction services.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management's current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors

Exhibit 99.1

that could cause actual results to differ materially from what is contained, projected or implied by our forward-looking statements. For a description of some of the factors that may occur that could cause actual results to differ from these forward-looking statements see our Annual Report on Form 10-K for the period ended September 26, 2014, and in particular the discussions contained under Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as the Company’s other filings with the Securities and Exchange Commission. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Exhibit 99.1

Financial Highlights:
Results of Operations (in thousands, except per-share data):

	Three Months Ended		Year Ended
	October 2, 2015	September 26, 2014	October 2, 2015	September 26, 2014
Revenues	$3,116,954	$3,218,442	$12,114,832	$12,695,157
Costs and Expenses:
Direct costs of contracts	(2,643,603)	(2,676,642)	(10,146,494)	(10,621,373)
Selling, general, and administrative expenses	(419,525)	(405,150)	(1,522,811)	(1,545,716)
Operating Profit	53,826	136,650	445,527	528,068
Other Income (Expense):
Interest income	1,709	2,268	7,262	9,693
Interest expense	(4,129)	(947)	(19,503)	(11,437)
Gain on sale of intellectual property, net	—	—	—	12,147
Miscellaneous income, net	(2,115)	6,834	(3,149)	3,695
Total other income (expense), net	(4,535)	8,155	(15,390)	14,098
Earnings Before Taxes	49,291	144,805	430,137	542,166
Income Tax Expense	(12,022)	(53,751)	(101,255)	(190,054)
Net Earnings of the Group	37,269	91,054	328,882	352,112
Net Earnings Attributable to Noncontrolling Interests	(7,406)	(4,980)	(25,911)	(24,004)
Net Earnings Attributable to Jacobs	$29,863	$86,074	$302,971	$328,108
Earnings Per Share (“EPS”):
Basic	$0.25	$0.66	$2.42	$2.51
Diluted	$0.24	$0.65	$2.40	$2.48

Weighted Average Shares Used to Calculate EPS:
Basic	121,841	130,795	125,007	130,483
Diluted	122,548	132,217	126,110	132,371

Other Operational Information (in thousands):

	Three Months Ended		Year Ended
	October 2, 2015	September 26, 2014	October 2, 2015	September 26, 2014
Revenues by Major Component:
Technical professional services	$1,902,052	$1,897,368	$7,495,433	$7,334,961
Field services	1,214,902	1,321,074	4,619,399	5,360,196
Total	$3,116,954	$3,218,442	$12,114,832	$12,695,157

Depreciation (pre-tax)	$24,206	$27,891	$99,924	$98,592
Amortization of Intangibles (pre-tax)	$11,278	$11,491	$49,368	$46,820
Pass-Through Costs Included in Revenues	$706,128	$801,983	$2,602,644	$2,954,858

Capital Expenditures	$(19,107)	$(40,113)	$(88,404)	$(132,146)

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Exhibit 99.1

Selected Balance Sheet and Backlog Information (in thousands):

	October 2, 2015	September 26, 2014
Balance Sheet Information:
Cash and cash equivalents	$460,859	$732,647
Working capital	1,301,810	1,542,225
Total debt	597,798	800,807
Total Jacobs stockholders' equity	4,291,745	4,469,255

Backlog Information:
Technical professional services	$11,692,404	$12,607,029
Field services	7,114,166	5,773,005
Total	$18,806,570	$18,380,034
Non-U.S. GAAP Financial Measures:

The following tables reconcile the U.S. GAAP values of certain elements of the Company's results of operations, including net earnings and EPS, to the corresponding amounts adjusted to exclude the effect of certain costs relating to the Company's recent restructuring efforts. For fiscal 2015, such adjustments consist of amounts incurred in connection with the 2015 Restructuring. For the fourth quarter of fiscal 2014, such adjustments relate to amounts incurred in connection with the restructuring effort in that fiscal year ("2014 Restructuring"). For fiscal 2014, such adjustments relate to amounts incurred in connection with the 2014 Restructuring effort as well as to certain other matters (specifically, project issues in Europe, unusual impacts of holidays and weather events, SKM related items, the favorable resolution of an international tax matter, and the gain associated with the sale of VCM technology) (together with the 2014 Restructuring, the "2014 Events"). Although such adjusted amounts are non-GAAP in nature, they are presented because management believes they provides a better view of the Company’s operating results to investors to assess the Company’s performance and operating trends. Amounts are shown in thousands, except for per-share data:

Results for fourth quarter fiscal 2015 as compared to fourth quarter fiscal 2014:

	Three Months Ended
	October 2, 2015
	U.S. GAAP	Effects of 2015 Restructuring	Without 2015 Restructuring
Consolidated pre-tax earnings (loss)	$49,291	$(99,532)	$148,823
Tax (expense) benefit	(12,022)	31,335	(43,357)
Net earnings of the Group	37,269	(68,197)	105,466
Non-controlling interests	(7,406)	—	(7,406)
Net earnings of Jacobs	$29,863	$(68,197)	$98,060
Diluted earnings (loss) per share	$0.24	$(0.56)	$0.80

	Three Months Ended
	September 26, 2014
	U.S. GAAP	Effects of 2014 Events	Without 2014 Events
Consolidated pre-tax earnings (loss)	$144,805	$(36,676)	$181,481
Tax (expense) benefit	(53,751)	6,247	(59,998)
Net earnings of the Group	91,054	(30,429)	121,483
Non-controlling interests	(4,980)	—	(4,980)
Net earnings of Jacobs	$86,074	$(30,429)	$116,503
Diluted earnings (loss) per share	$0.65	$(0.23)	$0.88

Exhibit 99.1

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Results for the fiscal year ended October 2, 2015 as compared to fiscal year ended September 26, 2014:

	Year Ended
	October 2, 2015
	U.S. GAAP	Effects of 2015 Restructuring	Without 2015 Restructuring
Consolidated pre-tax earnings (loss)	$430,137	$(157,192)	$587,329
Tax (expense) benefit	(101,255)	49,278	(150,533)
Net earnings of the Group	328,882	(107,914)	436,796
Non-controlling interests	(25,911)	—	(25,911)
Net earnings of Jacobs	$302,971	$(107,914)	$410,885
Diluted earnings (loss) per share	$2.40	$(0.86)	$3.26

	Year Ended
	September 26, 2014
	U.S. GAAP	Effects of 2014 Events	Without 2014 Events
Consolidated pre-tax earnings (loss)	$542,166	$(141,541)	$683,707
Tax (expense) benefit	(190,054)	32,359	(222,413)
Net earnings of the Group	352,112	(109,182)	461,294
Non-controlling interests	(24,004)	—	(24,004)
Net earnings of Jacobs	$328,108	$(109,182)	$437,290
Diluted earnings (loss) per share	$2.48	$(0.82)	$3.30

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